Exhibit 4.6

Dated 18 February 2011

COMPOSITE DEBENTURE

Between

VMWH LIMITED

as Chargor

and

DEUTSCHE BANK AG, LONDON BRANCH

as Security Trustee

(i)

THIS COMPOSITE DEBENTURE is dated 18 February 2011 and made

BETWEEN:

(1)	VMWH LIMITED whose registered number and shareholders are set out in Schedule 1 (the “Chargor”); and

(2)	DEUTSCHE BANK AG, LONDON BRANCH as security trustee for the Beneficiaries (the “Security Trustee”).

WHEREAS:

(A)	The Senior Lenders have agreed to make available to the Borrowers (as defined in the Senior Facilities Agreement (as defined below)) certain credit facilities pursuant to the terms and subject to the conditions of the Senior Facilities Agreement and the Group Intercreditor Agreement.

(B)	Virgin Media Secured Finance PLC has issued and sold the Senior Secured Notes under the Senior Secured Notes Indenture.

(C)	By an intercreditor deed dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 (the “Group Intercreditor Deed”) the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors (as each of those terms are defined therein) and certain other members of the Group have agreed to regulate their relationship as creditors on the terms set out therein.

(D)	The board of directors of the Chargor is satisfied that the Chargor is entering into this Deed for the purposes of carrying on its business and that its doing so benefits the Chargor.

(E)	The Security Trustee holds the benefit of this Deed on trust for itself and the other Beneficiaries on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed, unless the context otherwise requires:

“Acknowledgement” means a duly completed acknowledgement of assignment in the form set out in the relevant Part of Schedule 2 (Notices of Assignment/Acknowledgements) being:

(a)	Schedule 2Part 1B, in the case of Intercompany Indebtedness; and

(b)	Schedule 2Part 2B, in the case of Insurances;

“Assigned Assets” means, in relation to the Chargor, all of the assets described in Clause 3.2 (Assignments);

“Beneficiaries” means the First Beneficiary and the Second Beneficiaries;

“Charged Assets” means all the undertaking, goodwill, property, assets and rights of the Chargor described in Clauses 3.1 (Fixed Charge), 3.2 (Assignments) and 3.4 (Floating Charge);

“Charged Land” means in respect of the Chargor the English Real Property specified in Schedule 3 (Details of Charged Land);

“Default Rate” means the rate specified in clause 28.2 (Default Rate) of the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

“Designated Secured Obligations” means Financial Indebtedness in the form of notes or other such similar instruments of any member of the Group that is designated as “Designated Secured Obligations” by written notice from the Company to the Security Trustee which notice will certify that the Financial Indebtedness is an instrument for which Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) is applicable or will become applicable upon registration of such instrument or an instrument exchangeable for such instrument pursuant to a contractual requirement;

“disposal” includes any sale, lease, sub-lease, assignment or transfer, the grant of an option or similar right, the grant of any easement, right or privilege, the creation of a trust or other equitable interest in favour of a third party, a sharing or parting with possession or occupation whether by way of licence or otherwise and the granting of access to any other person over any intellectual property, and “dispose” and “disposition” shall be construed accordingly;

“Enforcement Date” means the date on which, following the occurrence of an Event of Default that is continuing, either the Relevant Agent or the Security Trustee notifies the Chargor of the occurrence of that Event of Default, or takes, under any one or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default;

“English Real Property” means, at any time and in respect of the Chargor, freehold or leasehold property in England and Wales in which the Chargor has an interest, including all rights, easements and privileges from time to time attached or appurtenant thereto and all buildings, erections and Fixtures from time to time therein or thereon;

“Event of Default” means each of:

(a)	a Senior Default; and

(b)	an event of default or termination event (however described) under any Hedging Agreement;

“Excluded Charged Assets” has the meaning given to such term in Clause 3.12(b) (Rule 3-16 Limitation);

“Fixtures” means, in relation to any Real Property, all fixtures and fittings (including trade fixtures and fittings) and fixed plant, machinery and equipment and other items attached to the relevant Real Property whether or not constituting a fixture at law;

“Floating Charge Assets” means the assets of the Chargor from time to time expressed to be charged by this Deed by way of floating charge pursuant to Clause 3.4 (Floating Charge);

“Incapacity” means, in relation to any person, the insolvency, bankruptcy, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever;

“Indemnified Party” has the meaning set out in Clause 11.3 (Indemnity from Charged Assets);

“Insurances” means, in relation to the Chargor, all present and future contracts or policies of insurance (including life policies) in which the Chargor from time to time has an interest;

“Intellectual Property Rights” means all patents, trade marks, service marks, designs, design rights, utility models, business names, topographical or similar rights, copyrights, moral rights, database rights, rights in inventions, computer software, know-how, trade secrets and confidential information and other intellectual property rights and any interests (including by way of licence) subsisting anywhere in the world in any of the foregoing (in each case whether registered or not and including all applications for the same) owned by the Chargor;

“Intercompany Indebtedness” means indebtedness owing by any member of the Group to the Chargor under each of the loan agreements or other debt instruments listed in Schedule 5 (Intercompany Loans) and any other such indebtedness from time to time outstanding;

“Investments” means the Shares and any other stocks, debentures, bonds, warrants and other securities of any kind whatsoever and any units in Unit Trust Schemes;

“Lease” means any present or future lease, sublease, licence, tenancy or other agreement or right to occupy whether on a fixed term or periodic basis governing the use or occupation of any freehold, heritable or leasehold property;

“Liability” means any obligation or liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owed jointly or severally and whether owed as principal or surety or in any other capacity;

“Notice of Assignment” means a duly completed notice of assignment in the form set out in the relevant Part of Schedule 2 (Notices of Assignment/Acknowledgements) being:

(a)	Part 1, in the case of Intercompany Indebtedness; and

(b)	Part 2, in the case of Insurances;

“Permitted Borrowing” means any Financial Indebtedness permitted under clause 25.4 (Financial Indebtedness) of the Senior Facilities Agreement or upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

“Permitted Disposal” means any disposal permitted under clause 25.6 (Disposals) of the Senior Facilities Agreement or upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

“Permitted Encumbrance” means any Encumbrance permitted under clause 25.2 (Negative Pledge) of the Senior Facilities Agreement or upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

“Real Property” means the English Real Property and any other land, buildings or erections anywhere in the world and any estate or interest therein and any reference to Real Property includes all rights, easements and privileges from time to time attached or appurtenant thereto and all buildings, erections and Fixtures from time to time therein or thereon;

“Realisation Account” means each account maintained from time to time by the Security Trustee for the purposes of Clause 8.7 (Realisation Accounts);

“Receiver” means a receiver and manager, or any other receiver (whether appointed pursuant to this Deed or any statute, by a court or otherwise) of all or any of the Charged Assets and shall, where permitted by law, include an administrative receiver;

“Related Rights” means, in relation to any Investment of the Chargor:

(a)	any proceeds of and any right or option to receive any dividend, distribution, interest or other income paid or payable in relation to any such Investment; and

(b)	any right or option to receive, call for delivery of or otherwise acquire any stocks, shares, debentures, bonds, loan stocks, warrants, securities, monies or other property of any kind, accruing or offered at any time or deriving therefrom, whether in addition to or in substitution for such Investment;

“Relevant Facilities Agreement” means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities, until such time that a Refinancing

Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination;

“Restricted Lease” means any lease to which the Chargor is a party which would be breached, if the consent of the relevant landlord and any other relevant party was not obtained prior to such lease becoming subject to any security interest created pursuant to this Deed;

“Rule 3-16” has the meaning given to such term in “Designated Secured Obligations”;

“SEC” means the United States Securities and Exchange Commission;

“Secured Obligations” means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New Senior Liabilities” under the Group Intercreditor Deed or are incurred after 31 December 2009 under any Refinancing Facilities Agreement entered into after such date,

(a)	in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(b)	that the Security Trustee, acting reasonably, has not agreed to act as security trustee for,

shall not, in any such case constitute “Secured Obligations” for the purpose of this Deed;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Security Provider” means any person who has granted or may at any time hereafter grant any security interest as security for the Secured Obligations;

“Security Trust Agreement” means the security trust agreement dated 3 March 2006 and amended and restated on 19 January 2010 between, Deutsche Bank AG, London Branch as Security Trustee and as Facility Agent, Virgin Media Investment Holdings Limited and the companies named therein as Original Obligors;

“Senior Facilities Agreement” means the senior facilities agreement dated 16 March 2010 (as amended, restated, supplemented or novated from time to time) and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International,

J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee and the financial and other institutions named in it as Lenders;

“Senior Secured Notes” has the meaning given to the term “Notes” in the Senior Secured Notes Indenture;

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture including the guarantees set out therein, and the Senior Secured Notes;

“Senior Secured Notes Indenture” means the indenture dated 19 January 2010 governing the $1,000,000,000 6.50% Senior Secured Notes due 2018 and the £875,000,000 7.00% Senior Secured Notes due 2018, among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent, as amended, restated, supplemented or otherwise modified from to time;

“Shares” means all shares in the capital of any member of the Group, any Joint Venture or any other person now or in the future legally or beneficially owned by the Chargor and/or any nominee on behalf of the Chargor; and

“Unit Trust Scheme” has the meaning set out in Section 237(2) of the Financial Services and Markets Act 2000.

1.2	Successors and Assigns

The expressions “Senior Lenders”, “Beneficiaries”, “Chargor”, “Senior Finance Party”, “Relevant Agent”, “Security Provider” and “Security Trustee” include, where the context admits, their respective successors, permitted assigns and transferees and, in the case of the Beneficiaries, their Transferees and, in the case of the Security Trustee, such other person as may from time to time be appointed as Security Trustee for the Beneficiaries pursuant to the provisions of the Security Trust Agreement.

1.3	Agreement Definitions

Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Group Intercreditor Deed and (unless otherwise defined in the Group Intercreditor Deed) the Relevant Facilities Agreement shall have the same meaning when used in this Deed (including its recitals).

1.4	Headings

Clause and schedule headings and the contents page are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.5	Construction of Certain Terms

In this Deed, unless the context otherwise requires:

(a)	references to clauses and the schedules are to be construed as references to the clauses of, and the schedules to, this Deed and references to this Deed include its schedules;

(b)	references to (or to any specified provision of) this Deed or any other agreement or document shall be construed as references to this Deed, that provision, that agreement or that document as in force for the time being and as from time to time amended, supplemented, varied, extended, restated, replaced or novated in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of any Security Document or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of an Instructing Party;

(c)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

(d)	words importing the plural shall include the singular and vice versa;

(e)	references to a time of day are to London time;

(f)	references to a “person” shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof and that person’s successors in title;

(g)	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

(h)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

(i)	references to “business” in relation to the Chargor means any business referred to in the definition of Group Business in the Relevant Facilities Agreement which the Chargor engages in, and references to “ordinary course of business” in relation to the Chargor shall be similarly construed.

1.6	Implied Covenants

In accordance with Rule 68 of the Land Registration Rules 2003:

(a)

the covenants set out in section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to Clauses 3.1 (Fixed Charge), 3.2 (Assignments) and 3.4 (Floating Charge) save for the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about”; and

(b)	the covenants set out in section 3(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to Clauses 3.1 (Fixed Charge), 3.2 (Assignments) and 3.4 (Floating Charge) save for the words “except to the extent that such liabilities and rights are, by reason of (a) being, at the time of the disposition, only potential liabilities and rights in relation to the property or (b) being liabilities and rights imposed or conferred in relation to property generally, not such as to constitute defects in title”; and

(c)	the covenants set out in section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994,

shall not extend to Clauses 3.1 (Fixed Charge), 3.2 (Assignments) and 3.4 (Floating Charge).

1.7	Nominees

If the Security Trustee requires shares or any other asset to be registered in the name of a nominee for the Security Trustee, any reference in this Deed to the Security Trustee shall, if the context so permits or requires, be construed as a reference to each of the Security Trustee and such nominee.

1.8	Third Party Rights

A person which is not a party to this Deed (a “third party”) shall have no rights to enforce the provisions of this Deed save for:

(a)	those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(b)	a person who is a co-trustee (with the Security Trustee) for the Beneficiaries under the Security Trust Agreement whether or not it is a party to the Security Trust Agreement.

provided also that this Deed may be rescinded or altered without the consent of any third party referred to in paragraph (b) of this Clause 1.8.

1.9	Effect as a Deed

This Deed is intended to take effect as a deed notwithstanding that the Security Trustee or any other party hereto may have executed it under hand only.

1.10	Group Intercreditor Deed

This Debenture should be read and construed subject to the terms of the Group Intercreditor Deed. In the event of any inconsistency between the terms of this Deed and the Group Intercreditor Deed, the terms of the Group Intercreditor Deed shall prevail.

1.11	Secured Obligations

It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to time included within the definition thereof) as at the date hereof, the Secured Obligations shall include:

(a)	all Liabilities under the Senior Facilities Agreement; and

(b)	all Liabilities under the Senior Secured Notes Documents.

2.	SECURED OBLIGATIONS

2.1	Covenant to Pay

The Chargor hereby covenants that it will on demand made on it by the Security Trustee pay to the Security Trustee for the account of the relevant Beneficiaries any Secured Obligation which is due and payable but unpaid provided that before any such demand is made on a Restricted Guarantor, demand for payment of the relevant Secured Obligation shall first have been made on the Borrower from which such unpaid Secured Obligation is due.

2.2	Statements of Account

Any statement of account of the Chargor, signed as correct by an officer of the Security Trustee, showing the amount of any Secured Obligations of the Chargor shall be prima facie evidence as to the amount of the Secured Obligations of the Chargor from time to time.

2.3	No Security

The Chargor warrants that it has not taken or received, and undertakes that until all the Secured Obligations have been paid or discharged in full it will not, without the consent in writing of the Security Trustee, take or receive any security from any other person in respect of its obligations under this Deed.

2.4	Payments by the Chargor

All payments to be made by the Chargor under this Deed shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings in the relevant currency on the due date to such account as the Security Trustee may from time to time specify.

3.	CHARGES

3.1	Fixed Charge

The Chargor, with full title guarantee and as continuing security for the payment, discharge and performance of the Secured Obligations, hereby charges in favour of the Security Trustee to hold the same on trust for the Beneficiaries on the terms set out in the Group Intercreditor Deed and the Security Trust Agreement:

(a)	by way of first legal mortgage, all of the Charged Land and all other Real Property now vested in the Chargor and the proceeds of sale of all or any part thereof;

(b)	by way of first fixed charge (but in the case of paragraphs (iii) and (iv) only if and to the extent the rights in question have not been effectively assigned pursuant to Clause 3.2 (Assignments) or such rights have been effectively assigned but such assignment has not been perfected by the service of the appropriate Notice of Assignment):

(i)	to the extent not effectively charged pursuant to Clause 3.1(a) (Fixed Charge), all estates or interests in any Real Property (whether such interests are freehold, leasehold or licenses) vested in, or acquired by, it now or after the date of this Deed and the proceeds of sale of all or any part thereof;

(ii)	to the extent not effectively charged pursuant to Clauses 3.1(a) (Fixed Charge) or 3.1(b)(i) (Fixed Charge), all plant and machinery, equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Chargor’s stock-in-trade or work in progress) now or in the future owned by the Chargor or (to the extent of such interest) in which the Chargor has an interest and the benefit of all contracts and warranties relating to the same;

(iii)	all Investments and all Related Rights now or in the future beneficially and/or legally owned by the Chargor;

(iv)	all of its rights, title, interests and benefits in, to or in respect of the Insurances and all claims (and proceeds) and returns of premiums to which the Chargor is now or may at any future time become entitled;

(v)	any interest, claim or entitlement of the Chargor in, to or in respect of any pension fund;

(vi)	all the present and future goodwill of the Chargor (including all brand names not otherwise subject to a fixed charge or assignment under this Deed);

(vii)

all of its rights, title, interests and benefits in, to or in respect of all present and future licences, consents and authorisations (statutory or otherwise) held in connection with the business of the Chargor or the use of any asset of the Chargor and the right to recover and receive all compensation which may at any time become payable to it in respect of any such licence;

(viii)	all its present and future uncalled capital; and

(ix)	all its present and future patents, registered trade marks and registered designs (if any) including applications for any of the same in any part of the world and including, without limitation, the patents, registered designs and trade marks specified in Schedule 4 (Registered, Intellectual Property Rights).

3.2	Assignments

Subject to Clause 3.3 (Non-Assignable Rights), the Chargor with full title guarantee hereby assigns absolutely by way of continuing security for the payment and discharge of the Secured Obligations to the Security Trustee:

(a)	all its present and future rights, title, benefit and interests under and in respect of the Intercompany Indebtedness and any other amounts payable in respect thereof, including under any other loan agreements from time to time entered into by the Chargor;

(b)	all of its rights, title, interests and benefits in, to or in respect of the Insurances (including all proceeds) and all claims and returns of premiums in respect thereof to which the Chargor is now or may at any future time become entitled; and

(c)	to the extent not charged under the provisions of Clause 3.1(b) (Fixed Charge) all of its present and future Intellectual Property Rights.

3.3	Non-Assignable Rights

The Chargor declares that to the extent that any right, title, interest or benefit described in Clause 3.2 (Assignments) is for any reason not effectively assigned pursuant to Clause 3.2 (Assignments) for whatever reason, the Chargor shall:

(a)	hold the benefit of the same on trust for the Security Trustee as security for the payment and discharge of the Secured Obligations; and

(b)	promptly notify the Security Trustee of the same and the reasons therefor and thereafter take such steps as the Security Trustee may reasonably require to attempt to remove any relevant prohibition or other reason for such failure.

3.4	Floating Charge

The Chargor with full title guarantee hereby charges to the Security Trustee by way of first floating charge and as a continuing security for the payment and discharge of the Secured Obligations its undertaking and all its property, assets and rights whatsoever and wheresoever both present and future, other than any property or assets from time to time effectively charged by way of fixed charge or assignment pursuant to Clauses 3.1 (Fixed Charge) and 3.2 (Assignments) and including (without limitation and whether or not so effectively charged) any of its property and assets situated in

Scotland, provided that, for the avoidance of doubt, the floating charge shall not attach to any plant or machinery, or any interest therein, which is the subject of a lease where the title thereto vests in the relevant lessor and not the Chargor. The parties to this Deed agree that the floating charge created by this Clause 3.4 is a qualifying floating charge for the purposes of paragraph 14 of schedule B1 to the Insolvency Act 1986.

3.5	Automatic Conversion of Floating Charge

Notwithstanding anything expressed or implied in this Deed, if:

(a)	the Chargor creates or attempts to create any other Encumbrance over all or any of the Floating Charge Assets without the prior consent in writing of the Security Trustee or otherwise as permitted by the Senior Finance Documents;

(b)	any person levies or attempts to levy any distress, execution, sequestration or other process against any of the Charged Assets or takes any steps to enforce any rights against any of the Floating Charge Assets; or

(c)	any meeting of the members of the Chargor is convened to consider a resolution to wind up the Chargor or a petition is presented or application made to wind up the Chargor,

the floating charge created by Clause 3.4 (Floating Charge) over the property or asset concerned shall thereupon automatically without notice be converted into a fixed charge. Nothing in this Clause 3.5 shall cause the floating charge created by Clause 3.4 (Floating Charge) to crystallise solely because a moratorium has been obtained by any person in relation to the Chargor or any person has taken any steps with a view to obtaining a moratorium in relation to the Chargor under Section 1A and Schedule A1 of the Insolvency Act 1986.

3.6	Conversion of Floating Charge by Notice

Notwithstanding anything expressed or implied in this Deed, the Security Trustee shall be entitled at any time by giving notice in writing to that effect to the Chargor to convert the floating charge over all or any part of the Floating Charge Assets into a fixed charge if and to the extent that the Security Trustee reasonably considers the assets specified in such notice may be in danger of being seized or sold under or pursuant to any form of distress or execution, or may otherwise be in jeopardy or the Security Trustee otherwise considers (acting reasonably) such conversion to be necessary or desirable to protect the priority of the Security.

3.7	Subsequent Encumbrances

If any Beneficiary receives notice of any subsequent Encumbrance affecting the Charged Assets or any part thereof, such Beneficiary may open a new account for the Chargor but if it does not do so then unless such Beneficiary gives express written notice to the contrary to the Chargor it shall nevertheless be treated as if it had opened a new account at the time when it received such notice and as from that time all payments made by or on behalf of the Chargor to such Beneficiary shall be credited or be treated as having been credited to the new account and shall not operate to reduce the amount due from the Chargor to such Beneficiary at the time when it received such notice.

3.8	Section 94(1)(c) Law of Property Act 1925

The obligation on the part of the Senior Lenders to make further advances to the Borrowers under the Senior Facilities Agreement or on the part of any creditors under any other Senior Finance Document, as the case may be, shall be deemed to be incorporated in this Deed for the purposes of section 94(1) (c) Law of Property Act 1925.

3.9	Blocking of Accounts

The Chargor irrevocably and unconditionally agrees that at any time after the Enforcement Date if there shall from time to time be any credit balance on any of its accounts with any of the Beneficiaries, such Beneficiary shall have the absolute right to refuse to permit such credit balance to be utilised or withdrawn by the Chargor whether in whole or in part if and to the extent that at that time there are outstanding any of the Secured Obligations.

3.10	Dividends and Voting Rights

Subject to Clause 8.1 (The Investments), the Chargor may, prior to the occurrence of an Event of Default which is continuing (a) exercise all voting and other rights and powers attached to the Investments and (b) receive, retain and deal with free from this Deed all dividends, distributions, interest and other moneys paid on and received by it in respect of the Investments.

3.11	Consents of Third Parties

Notwithstanding Clause 3.1 (Fixed Charge) or 3.4 (Floating Charge):

(a)	unless and until the Chargor has obtained the consent of the relevant landlord and any other relevant party (each being a “Consent”) the fixed and floating charges granted pursuant to Clause 3.1 (Fixed Charge) and 3.4 (Floating Charge) respectively shall not extend to the Chargor’s rights over any Restricted Lease; and

(b)	unless the Chargor has received written confirmation from the Security Trustee that a particular Consent is not required, the Chargor hereby undertakes to use its reasonable endeavours to obtain the Consent. On obtaining the Consent:

(i)	the relevant Restricted Lease shall thereupon automatically become subject to the fixed charge created pursuant to Clause 3.1 (Fixed Charge) and the floating charge created pursuant to Clause 3.4 (Floating Charge); and

(ii)	the Chargor shall immediately produce the Certificate or evidence of such Consent to the Security Trustee.

3.12	Rule 3-16 Limitation

(a)	Clause 3.1 (Fixed Charge) and Clause 3.4 (Floating Charge) notwithstanding, the Excluded Charged Assets are not charged under this Deed to secure the Designated Secured Obligations. For the avoidance of doubt,

(i)	all other Charged Assets remain charged or assigned (as the case may be) under this Deed to secure all Secured Obligations, including without limitation the Designated Secured Obligations; and

(ii)	such Excluded Charged Assets remain charged under Clause 3.1 (Fixed Charge) and Clause 3.4 (Floating Charge) to secure any Secured Obligations that are not Designated Secured Obligations.

(b)	“Excluded Charged Assets” in relation to any Designated Secured Obligations means any Shares or other securities of a Subsidiary of Virgin Media Inc. (excluding the Shares or other securities issued by Virgin Media Investments Limited and Virgin Media Investment Holdings Limited or, in each case, any successor entity upon any merger, reorganisation or other restructuring effecting it) that are owned by the Chargor to the extent that charging or pledging such Shares or other securities under this Deed to secure such Designated Secured Obligations would result in Rule 3-16 requiring separate financial statements of such Subsidiary to be filed with the SEC, but (i) only to the extent necessary to not be subject to such requirement, (ii) only for so long as such requirement is in existence and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC under a separate rule or regulation; provided that no shares or securities will constitute Excluded Charged Assets if any member of the Group takes any action in the form of a reorganisation, merger or other restructuring, a principal purpose of which is to provide for the limitation of the charge on any Shares or other securities pursuant to paragraph (a) above.

(c)

In the event that Rule 3-16 is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary’s Shares or other securities secure any Designated Secured Obligations, then such Shares or other securities (as applicable) of such Subsidiary shall automatically be deemed to be Excluded Charged Assets for such Designated Secured Obligations but (i) only to the extent necessary to not be subject to any such financial statement requirement, (ii) only for so long as such financial statement requirement would otherwise have been applicable to such Subsidiary and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC or such other governmental agency under a separate rule or regulation. If the circumstances described in this paragraph (c) apply, this Deed may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to release the charge (but only to the extent securing such Designated Secured Obligations and without prejudice to the charge securing

Secured Obligations referred to in paragraph (a)(ii) of this Clause 3.12) in favour of the Security Trustee on the relevant Shares and/or other securities that are so deemed to constitute Excluded Charged Assets.

(d)	In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Shares and/or other securities to secure any Designated Secured Obligations in excess of the amount then pledged without the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of such Subsidiary, then the Shares or other securities (as applicable) of such Subsidiary will automatically be deemed not to be Excluded Charged Assets for such Designated Secured Obligations, but limited to the extent necessary to not be subject to any such financial statement requirement. If the circumstances described in this paragraph (d) apply, this Deed may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to charge in favour of the Security Trustee such additional Shares or other securities that were deemed to constitute Excluded Charged Assets.

4.	SET-OFF

4.1	Set-off

The Chargor hereby agrees that after the Enforcement Date the Security Trustee and/or each other Beneficiary may at any time without notice, notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of its then existing accounts wheresoever situate (including accounts in the name of the Security Trustee, such other Beneficiary or of the Chargor jointly with others), whether such accounts are current, deposit, loan or of any other nature whatsoever, whether they are subject to notice or not and whether they are denominated in Sterling or in any other currency, and set-off or transfer any sum standing to the credit of any one or more such accounts in or towards satisfaction of the Secured Obligations owed to the Security Trustee and/or such other Beneficiary which, to the extent not then payable, shall automatically become payable to the extent necessary to effect such set-off.

4.2	Purchase of Currencies

For the purpose of Clause 4.1 (Set-Off), the Chargor authorises the Security Trustee and each other Beneficiary to purchase with the moneys standing to the credit of such accounts such other currencies as may be necessary to effect such applications at the spot rate of exchange (as, save in the case of manifest error, conclusively determined by the Security Trustee or the relevant other Beneficiary) prevailing in the London foreign exchange market for purchasing Sterling with the currency in which the sum standing to the credit of the relevant account is denominated.

5.	UNDERTAKINGS

5.1	Undertakings

The Chargor hereby undertakes with the Security Trustee that during the continuance of this security the Chargor will:

(a)	Deposit of deeds

deposit with the Security Trustee (to be held at the risk of the Chargor save where the Chargor suffers any loss, costs or expenses as a result of the Security Trustee’s gross negligence or wilful default):

(i)	all certificates and documents of title relating to its Investments and such deeds of transfer in blank and other documents as the Security Trustee may from time to time reasonably require for perfecting the title of the Security Trustee to such Investments (duly executed by or signed on behalf of the registered holder) or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser; and

(ii)	all such other documents relating to its Charged Assets as are in its possession or which it can reasonably obtain as the Security Trustee may from time to time reasonably require;

(b)	Calls, etc

duly and promptly pay all calls, instalments or other moneys which may from time to time become due in respect of any of its Investments it being acknowledged by the Chargor that neither the Security Trustee nor any of the Beneficiaries shall in any circumstances incur any liability whatsoever in respect of any such calls, instalments or other moneys;

(c)	Provision of information

forthwith inform the Security Trustee of any claim or notice relating to the Investments received from any other party and likely to materially prejudice the value of the Investments and of all matters relevant thereto;

(d)	Purchase of shares

not, save as otherwise permitted or not restricted under each of the Senior Finance Documents, (without the prior consent in writing of the Security Trustee) redeem or purchase any of its own shares or pay any dividend, other than a dividend permitted or not restricted to be paid under each of the Senior Finance Documents;

(e)	Options

save to the extent expressly permitted or not restricted under each of the Senior Finance Documents not, without the prior consent of the Security Trustee, grant any option with respect to any of the Investments;

(f)	Notification

forthwith inform the Security Trustee of any material claims or notice relating to any Assigned Assets received from any other party and all other matters relevant or in any way material thereto;

(g)	Reports

ensure that the Chargor reports to the Security Trustee on a monthly basis as to whether the Consents referred to in Clause 3.11 (Consents of Third Parties) have been obtained, such reports to be provided until the earlier of (i) all of the Consents having been obtained, or (ii) the Chargor confirming that the same will not be provided;

(h)	Notice of assignment

deliver to the Security Trustee, or procure the delivery to the Security Trustee of, a duly executed Notice of Assignment to each relevant party in relation to the Assigned Assets, and will use reasonable endeavours to procure delivery to the Security Trustee of duly executed Acknowledgments thereof until (in each case) requested to do so by the Security Trustee upon or following the occurrence of an Event of Default which is continuing whereupon it shall do so forthwith;

(i)	Insurances

(i)	procure that a note of the interest of the Security Trustee is endorsed, and the Security Trustee is endorsed as loss payee, upon all Insurances (other than those referred to in Clause 10.2(c) (Insurance Proceeds)) which shall at any time during the subsistence of this Security be effected, maintained or held by the Chargor or any person; and

(ii)	not do or omit to do, or permit or suffer to be done or omitted to be done, anything which might render any of the Insurances void, voidable or unenforceable; and

(j)	Intellectual Property

if requested by the Security Trustee, execute all such documents and do all acts that the Security Trustee may reasonably require to record the interest of the Security Trustee in any registers relating to any registered Intellectual Property owned by the Chargor.

5.2	Power to Remedy

If the Chargor at any time defaults in complying with any of its obligations contained in this Deed, the Security Trustee shall, without prejudice to any other rights of the Security Trustee arising as a consequence of such default, be entitled (but not bound) to make good such default and the Chargor hereby irrevocably authorises the Security Trustee and its employees and agents by way of security to do all such things (including, without limitation, entering the Chargor’s property having given such notice as is reasonable in the circumstances) necessary or reasonably desirable in connection therewith. Any moneys so expended by the Security Trustee shall be repayable by the Chargor to the Security Trustee within 30 days of demand together with interest at the Default Rate from the date being 30 days after the date of demand until such repayment, both before and after judgment. No exercise by the Security Trustee of its powers under this Clause 5.2 shall make it or any of the Beneficiaries liable to account as a mortgagee in possession.

6.	REAL PROPERTY: PERFECTION

6.1	Modification of Law of Property (Miscellaneous Provisions) Act 1994

Section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 will be amended as follows (in so far as it applies to Clause 3 (Charges)):

(a)	after “from all charges and encumbrances (whether monetary or not)” add “other than Permitted Encumbrances” and after the words “other than any charges, encumbrances or rights which that person does not and would not reasonably be expected to know about” add “but not so as to include any such charges, encumbrances or rights affecting the Charged Land disclosed by the following searches:

(i)	in the case of registered Charged Land listed in Part 1A of Schedule 3 (Details of Charged Land), OS1/2 Land Registry searches; and

(ii)	in relation to the unregistered Charged Land listed in Part 1B of Schedule 3 (Details of Charged Land), land charges searches made against all relevant estate owners since the date of the grant of the relevant lease or as the case may be the date of the root conveyance.”

6.2	Notices of Charge in respect of Charged Land

The Chargor which owns or leases Charged Land shall (unless an alternative course of action is agreed between the Chargor and the Security Trustee) deliver to the Security Trustee (or procure delivery of) notices of charge duly executed by, or on behalf of, the Chargor, together with all relevant fees and addresses, in relation to all landlords from which the Chargor leases any Charged Land owned or leased by the Chargor in respect of each Lease under which the Chargor leases such Charged Land in existence on the date hereof, as soon as reasonably practicable following execution of this Deed and in each case shall use all reasonable endeavours to procure that each notice is acknowledged by the relevant landlord. The Chargor shall have no liability in the event that, having used such reasonable endeavours, the relevant landlord refuses to give such acknowledgement.

6.3	Real Property: Delivery of Documents of Title

(a)

The Chargor shall (unless an alternative course of action is agreed between the Chargor and the Security Trustee) in respect of all Charged Land set out in 1B of Schedule 3 (Details of Charged Land) next to the name of the Chargor (if any), as soon as reasonably practicable after the execution of this Deed, deliver (or procure delivery) to the Security Trustee of, and the Security

Trustee shall be entitled to hold and retain, all deeds, certificates and other documents of title relating to such property.

(b)	The Chargor shall not be in breach of this Clause 6.3 if it does not deliver any such documents on account of its not having possession of the same provided that it uses all reasonable endeavours to obtain any such document and delivers such document promptly to the Security Trustee upon receipt.

6.4	Land Registration

In respect of the Charged Land the title to which is registered at the Land Registry and Real Property which is acquired by or on behalf of the Chargor, the title to which is required to be registered at the Land Registry under the Land Registration Act 2002 the parties hereto agree to make or procure that there is made a due and proper application to the Land Registry (with the Security Trustee’s consent as proprietor of the relevant registered charge):

(a)	for a restriction in the following terms to be entered on the Proprietorship Register relating thereto:

“No disposition of the registered estate by the proprietor of the registered estate or by the proprietor of any registered charge is to be registered without a written consent signed by the proprietor for the time being of the charge dated [insert date] in favour of [insert name of Security Trustee] referred to in the Charges Register or signed on such proprietor’s behalf by its secretary or conveyancer”;

(b)	to enter a note of the obligation to make further advances by the Beneficiaries on the Charges Register of any registered land forming part of the Charged Assets; and

(c)	to note this Deed on the Charges Register.

7.	FURTHER ASSURANCE

7.1	Further Assurance

The Chargor shall at any time if and when required by the Security Trustee execute such further Encumbrances and assurances in favour of the Security Trustee and/or the Beneficiaries and do all such acts and things as the Security Trustee shall from time to time reasonably require over or in relation to all or any of the Charged Assets to secure the Secured Obligations or to perfect or protect the security intended to be created by this Deed over the Charged Assets or any part thereof or, on or after the Enforcement Date, to facilitate the realisation of the same.

7.2	Certain Documentary Requirements

Such further Encumbrances and assurances shall be prepared by or on behalf of the Security Trustee at the expense of the Chargor (such expense to be reasonable and properly incurred) and shall contain (a) an immediate power of sale without notice, (b) a clause excluding section 93 Law of Property Act 1925 and the restrictions contained in section 103 Law of Property Act 1925 and (c) such other clauses for the benefit of the Beneficiaries as the Security Trustee may reasonably require.

7.3	Specific Security Documents Required

The Chargor covenants with the Security Trustee that after the Enforcement Date if and when required by the Security Trustee (acting reasonably) it will to give notice in a form acceptable to the Security Trustee to such persons as the Security Trustee may require of the security over all or any part of the Charged Assets constituted by this Deed or granted pursuant to it.

8.	CERTAIN POWERS OF THE SECURITY TRUSTEE AND THE BENEFICIARIES: ENFORCEMENT

8.1	The Investments

The Chargor further covenants and agrees with the Security Trustee that:

(a)	the Security Trustee and its nominees at the discretion of the Security Trustee may after an Event of Default has occurred and so long as the same is continuing, exercise in the name of the Chargor or otherwise at any time whether before or after demand for payment and without any further consent or authority on the part of the Chargor (but subject to Clause 8.1(d) in respect of the Investments), any voting rights and/or powers given to trustees by section 10(3) and (4) Trustee Act 1925 (as amended by section 9 Trustee Investments Act 1961) in respect of securities or property subject to a trust and any powers or rights which may be exercisable by the person in whose name any of the Investments are registered or by the bearer thereof;

(b)	the Chargor will if so requested by the Security Trustee after an Event of Default has occurred and so long as the same is continuing transfer all or any of the Investments to the Security Trustee or such nominees or agents as the Security Trustee may select, provided that, for the avoidance of doubt, the Security Trustee may not request any such transfer prior to the occurrence of an Event of Default;

(c)	until the Enforcement Date, the Security Trustee will hold all dividends, distributions, interest and other moneys paid on and received by it in respect of any Investments which are transferred to it pursuant to Clause 8.1(b) for the account of the Chargor; and

(d)	until the Enforcement Date the Security Trustee will exercise all voting and other rights and powers attached to the Investments which are given to it pursuant to the Trustee Act 1925 (as referred to in Clause 8.1(a)) or which relate to the Investments which are transferred to it pursuant to Clause 8.1(b) as the Chargor may from time to time in writing direct provided that the Security Trustee shall be under no obligation to comply with any such direction where compliance would, in the Security Trustee’s reasonable opinion, be prejudicial to the security created by this Deed or to the interests of the Beneficiaries in relation to the relevant assets.

8.2	Power of Sale

At any time on or after the Enforcement Date, the Security Trustee may (without notice to the Chargor) sell or otherwise dispose of the Charged Assets or any of them and shall be entitled to apply the proceeds of such sale or other disposal in paying the costs of such sale or disposal and thereafter in or towards the discharge of the Secured Obligations or otherwise as provided for in this Deed.

8.3	Statutory Powers

For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date of this Deed.

8.4	Law of Property Act

At any time on or after the Enforcement Date or if requested by the Chargor, the Security Trustee may, without further notice, without the restrictions contained in sections 93 and 103 of the Law of Property Act 1925 and whether or not a Receiver shall have been appointed, exercise all the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Deed and all the powers and discretions conferred by this Deed on a Receiver either expressly or by reference and also, in the case of the Investments, all rights or powers which may be exercisable by the registered holder or beneficial owner of the same.

8.5	Statutory Power of Leasing

The statutory powers of leasing conferred on the Security Trustee shall be extended so as to authorise the Security Trustee to lease and make agreements for leases at a premium or otherwise, to accept surrenders of leases and to grant options on such terms as the Security Trustee shall consider expedient and without the need to observe any of the provisions of sections 99 and 100 Law of Property Act 1925, and Clause 8.2 (Power of Sale) shall operate as a variation and extension of section 101 of such Act.

8.6	Distributions

On or after the Enforcement Date all dividends, interest and other distributions relating to the Investments may be applied by the Security Trustee as though they were proceeds of sale under this Deed.

8.7	Realisation Accounts

If the Security Trustee (whether by the appointment of a Receiver or otherwise) enforces the Security the Security Trustee (or such Receiver) may:

(a)	open and maintain with such bank or banks (or other financial institutions) as it thinks fit one or more Realisation Accounts;

(b)	pay the proceeds of any recoveries effected by it into any such number of Realisation Accounts as it considers appropriate; and

(c)	subject to the payment of any claims having priority to this Security, withdraw amounts standing to the credit of the Realisation Accounts to:

(i)	discharge all costs, charges and expenses incurred and payments made by the Security Trustee (or such Receiver) in the course of such enforcement;

(ii)	pay remuneration to the Receiver as and when the same becomes due and payable; and

(iii)	discharge the Secured Obligations as and when the same become due and payable.

8.8	Right of Appropriation

To the extent the Charged Assets constitute “financial collateral” and this Deed constitutes a “security financial collateral arrangement” (as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) the Security Trustee may appropriate all or any part of the Charged Assets in or towards satisfaction of the Secured Obligations, the value of the assets so appropriated being such amount as the Security Trustee shall determine in a commercially reasonable manner.

9.	APPOINTMENT AND POWERS OF RECEIVER OR ADMINISTRATOR

9.1	Appointment of Administrator

At any time on or after the Enforcement Date the Security Trustee may appoint an administrator pursuant to the power contained in paragraph 14 of Schedule B1 to the Insolvency Act 1986.

9.2	Appointment of Receivers

The Security Trustee may at any time on or after the Enforcement Date or if the Chargor requests it to do so, by written instrument and without notice to the Chargor, appoint any one or more persons as Receiver of such part of the Charged Assets as may be permitted by law, each such person being entitled to act individually as well as jointly and being for all purposes deemed to be the agent of the Chargor and shall as such agent be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925. The Security Trustee may from time to time by writing under its hand remove any Receiver appointed by it and may, whenever it may deem expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

9.3	Receiver as Agent

A Receiver shall be the agent of the Chargor in respect of which he is appointed and (subject to the provisions of this Deed) the Chargor shall be solely responsible for his acts or defaults and for his remuneration.

9.4	Powers of Receiver

A Receiver shall have all the powers conferred from time to time on receivers and administrative receivers by statute (in the case of powers conferred by the Law of Property Act 1925, without the restrictions contained in section 103 of that Act) and power on behalf and at the expense of the Chargor (notwithstanding liquidation of the Chargor) to do or omit to do anything which the Chargor could do or omit to do in relation to the Charged Assets or any part thereof. In particular (but without limitation) a Receiver shall have power to do all or any of the following acts and things:

(a)	Take possession

take possession of, collect and get in all or any of the Charged Assets and exercise in respect of the Investments, all voting or other powers or rights available to a registered holder thereof in such manner as he may think fit;

(b)	Carry on business

carry on, manage, develop, reconstruct, amalgamate or diversify the business of the the Chargor or any part thereof or concur in so doing; lease or otherwise acquire and develop or improve properties or other assets without being responsible for loss or damage subject to the terms of this Deed;

(c)	Borrow money

raise or borrow any money from or incur any other Liability to the Security Trustee or the Beneficiaries or others on such terms with or without security as he may think fit and so that any such security may be or include a charge on the whole or any part of the Charged Assets ranking in priority to this security or otherwise;

(d)	Dispose of assets

without the restrictions imposed by section 103 Law of Property Act 1925 or the need to observe any of the provisions of sections 99 and 100 of such Act, sell by public auction or private contract, let, surrender or accept surrenders, grant licences or otherwise dispose of or deal with all or any of the Charged Assets or concur in so doing in such manner for such consideration and generally on such terms and conditions as he may think fit with full power to convey, let, surrender, accept surrenders or otherwise transfer or deal with such Charged Assets in the name and on behalf of the Chargor or otherwise and so that covenants and contractual obligations may be granted and assumed in the name of and so as to bind the Chargor (or other estate owner) if he shall consider it necessary or expedient so to do; any such sale, lease or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as he shall think fit and so that any consideration received or receivable shall ipso facto forthwith be and become charged with the payment of all the Secured Obligations; plant, machinery and other fixtures may be severed and sold separately from the premises containing them and the Receiver may apportion any rent and the performance of any obligations affecting the premises sold without the consent of the Chargor;

(e)	Form Subsidiaries

promote the formation of companies with a view to the same becoming a Subsidiary of the Chargor and purchasing, leasing, licensing or otherwise acquiring interests in all or any of the Charged Assets or otherwise, arrange for such companies to trade or cease to trade and to purchase, lease, license or otherwise acquire all or any of the Charged Assets on such terms and conditions whether or not including payment by instalments secured or unsecured as he may think fit;

(f)	Compromise contracts

make any arrangement or compromise or enter into or cancel any contracts which he shall think expedient;

(g)	Repair and maintain assets

make and effect such repairs, renewals and improvements to the Charged Assets or any part thereof as he may think fit and maintain, renew, take out or increase insurances;

(h)	Appoint employees

appoint managers, agents, officers and employees for any of the purposes referred to in this Clause 9 or to guard or protect the Charged Assets at such salaries and commissions and for such periods and on such terms as he may determine and may dismiss the same;

(i)	Exercise statutory leasehold powers

without any further consent by or notice to the Chargor exercise for and on behalf of the Chargor all the powers and provisions conferred on a landlord or a tenant by the Landlord and Tenant Acts, the Rent Acts, the Housing Acts or the Agricultural Holdings Act or any other legislation from time to time in force in any relevant jurisdiction relating to rents or agriculture in respect of any part of the Charged Assets but without any obligation to exercise any of such powers and without any liability in respect of powers so exercised or omitted to be exercised;

(j)	Make calls and legal proceedings

make calls conditionally or unconditionally on the members of the Chargor in respect of uncalled capital and institute, continue, enforce, defend, settle or discontinue any actions, suits or proceedings in relation to the Charged Assets or any part thereof or submit to arbitration as he may think fit;

(k)	Execute documents

sign any document, execute any deed and do all such other acts and things as may be considered by him to be incidental or conducive to any of the matters or powers aforesaid or to the realisation of the security of the Security Trustee and the Beneficiaries and to use the name of the Chargor for all the purposes aforesaid;

(l)	Insolvency Act powers

do all the acts and things described in schedules 1 or 2 to the Insolvency Act 1986 as if the words “he” and “him” referred to the Receiver and “company” referred to the Chargor; and

(m)	General Powers

do all such other acts and things as it may consider desirable or necessary for realising all or any part of the Charged Assets over which he is appointed or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of this Deed; to exercise in relation to all or any part of the Charged Assets over which he is appointed all such powers, authorities and things as he would be capable of exercising if he were the absolute beneficial owner of the same; and to use the name of the Chargor for all or any of such purposes.

9.5	Remuneration of Receiver

The Security Trustee may from time to time determine the remuneration of any Receiver appointed by it without the limitations imposed by section 109 of the Law of Property Act 1925. A Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm.

10.	APPLICATION OF PROCEEDS; PURCHASERS

10.1	Application of Proceeds

All moneys received by the Security Trustee or by any Receiver shall be applied, after the discharge of the remuneration and expenses of the Receiver and all liabilities having priority to the Secured Obligations, in or towards satisfaction of the Secured Obligations in accordance with the terms of the Group Intercreditor Deed and the Security Trust Agreement, except that the Security Trustee may credit the same to a suspense account for so long and in such manner as the Security Trustee may from time to time determine and the Receiver may retain the same for such period as he and the Security Trustee consider expedient.

10.2	Insurance Proceeds

With the exception of those moneys:

(a)	which relate to a particular claim and do not exceed £2,500,000;

(b)	are paid under third party liability insurance to the relevant third party; or

(c)	which relate to (a) Insurances of leasehold property or leasehold equipment in cases where the relevant lessor is named as loss payee, and (b) Insurances in favour of lenders to any member of the Group where the relevant borrowing is (A) a Permitted Borrowing and (B) either a Finance Lease or secured by a Permitted Encumbrance and (C) either the relevant lender is named as loss payee or naming the Security Trustee would be contrary to the terms of the relevant borrowing;

all moneys receivable by virtue of any of the Insurances on or after the Enforcement Date shall be paid to the Security Trustee (or if not paid by the insurers directly to the Security Trustee shall be held on trust for the Security Trustee) and shall, at the option of the Security Trustee, be (i) applied in replacing, restoring or reinstating the property or assets destroyed, damaged or lost (any deficiency being made good by the Chargor) or (ii) (except where the Chargor is obligated (as landlord or tenant) to lay out such moneys under any lease of any of the Charged Assets) credited (for a period not exceeding 30 days at the end of which period such moneys shall, at the option of the Security Trustee, be applied in accordance with either (i) above or (iii) below) to an account charged to the Security Trustee (on behalf of the Beneficiaries) in a manner acceptable to the Security Trustee and at the cost of the Chargor as a continuing security for the payment and discharge of the Secured Obligations or (iii) (except where the Chargor is obliged (as landlord, tenant, lessor or lessee) to lay out such insurance moneys under the provisions of any lease of any of the Charged Assets) applied in reduction of the Secured Obligations. Without prejudice to the foregoing provisions of this Clause 10 the Security Trustee agrees to negotiate with the Chargor in good faith as to the application of any insurance proceeds paid to or held on trust for the Security Trustee.

11.	INDEMNITIES; COSTS AND EXPENSES

11.1	Enforcement Costs

The Chargor hereby undertakes with the Security Trustee to pay on demand all costs, charges and expenses which the Security Trustee or any Receiver shall certify as sustained or incurred by it as a consequence of the enforcement, preservation or attempted preservation of any of the security created by or pursuant to this Deed or any of the Charged Assets on a full indemnity basis, together with interest at the Default Rate from the date falling 30 days after the date of demand for payment of such expenses to the date of payment by the Chargor (both before and after judgment) provided that before any such demand is made on a Restricted Guarantor, demand for payment of such expenses shall first have been made on the Chargor which is not a Restricted Guarantor.

11.2	No liability as Mortgagee in Possession

None of the Beneficiaries, the Security Trustee or any Receiver shall be liable to account as mortgagee or heritable creditor in possession in respect of all or any of the Charged Assets or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever for which a mortgagee in possession may be liable as such except in the case of fraud, wilful misconduct or gross negligence on the part of a Beneficiary, the Security Trustee or a Receiver (as the case may be).

11.3	Indemnity from Charged Assets

The Beneficiaries, the Security Trustee and any Receiver, attorney, agent or other person appointed by the Security Trustee under this Deed and the directors, officers and employees of each of the aforementioned (each an “Indemnified Party”) shall be entitled to be indemnified out of the Charged Assets in respect of all costs, losses, actions, claims, demands or liabilities whether in contract, tort, delict or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of them (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:

(a)	anything done or omitted in the exercise or purported exercise of the powers contained in this Deed; or

(b)	any breach by the Chargor of any of its obligations under this Deed; or

(c)	an Environmental Claim made or asserted against an Indemnified Party which would not have arisen if this Deed had not been executed and which was not caused by the negligence or wilful default of the relevant Indemnified Party, in each case, except in the case of fraud, wilful misconduct or gross negligence on the part of an Indemnified Party.

11.4	Powers of the Security Trustee

To the fullest extent permitted by law, all or any of the powers, authorities and discretions of a Receiver in respect of the Charged Assets may, if a Receiver has been or could have been appointed, be exercised by the Security Trustee in relation to the whole or any part of the Charged Assets whether or not a Receiver is or has been appointed.

12.	ENFORCEMENT

12.1	When Enforceable

If (and only if) the Enforcement Date has occurred then the charges created pursuant to this Deed shall become enforceable. Section 103 Law of Property Act 1925 shall not apply in respect of any Charged Assets.

12.2	Authority

No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Security Trustee or any Receiver to exercise any of the powers conferred by this Deed has arisen or not or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

13.	POWER OF ATTORNEY

13.1	Power of Attorney

The Chargor, by way of security for the performance of its obligations under this Deed, hereby irrevocably appoints each of the Security Trustee and any Receiver of all or any part of the Charged Assets and their respective delegates and sub-delegates each to be its attorney acting severally (or jointly with any other such attorney or attorneys) in its name and on its behalf:

(a)	to execute and complete on or after the Enforcement Date any documents or instruments which the Security Trustee or such Receiver may require for perfecting the title of the Security Trustee to the Charged Assets or for vesting the same in the Security Trustee, its nominees or any purchaser;

(b)	to sign, execute, seal and deliver and otherwise perfect any further security document or notice referred to in Clause 6 (Real Property: Perfection) in accordance with the terms thereof; and

(c)	otherwise generally on or after the Enforcement Date to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Security Trustee or a Receiver under this Deed or which may be deemed expedient by the Security Trustee or a Receiver in connection with any disposition, realisation or getting in by the Security Trustee or such Receiver of the Charged Assets or any part thereof or in connection with any other exercise of any power under this Deed.

13.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney as is mentioned in Clause 13.1 (Power of Attorney) shall do or purport to do in the exercise of his powers under such clause.

13.3	General Power

This appointment shall operate as a general power of attorney under section 10 of the Powers of Attorney Act 1971 and the Chargor hereby covenants with the Security Trustee and separately with any such Receiver to ratify and confirm any document, act or thing and all transactions which any such attorney may lawfully execute or do.

14.	CONTINUING SECURITY AND OTHER MATTERS

14.1	Continuing Security

This Deed and the obligations of the Chargor under this Deed shall:

(a)	secure the ultimate balance of the Secured Obligations from time to time owing notwithstanding the dissolution, bankruptcy, liquidation or other Incapacity or any change in the constitution of the Chargor or in the name or style thereof and shall be a continuing security notwithstanding any settlement of account or other matter whatsoever;

(b)	be in addition to, and shall not merge with or otherwise prejudice or affect, any present or future Security Document, Encumbrance, right or remedy held by or available to the Beneficiaries or any of them and/or the Security Trustee and may be enforced notwithstanding the same; and

(c)	not merge with or be in any way prejudiced or affected by the existence of any such Security Documents, Encumbrance, rights or remedies or by the same being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Beneficiaries or any of them and/or the Security Trustee dealing with, exchanging, releasing, varying or failing to perfect or enforce any of the same, or giving time for payment or indulgence or compounding with any other person liable.

14.2	Security Documents

Neither the Security Trustee nor any of the Beneficiaries shall be obliged to resort to any other Security Documents or other means of payment now or hereafter held by or available to it before enforcing this Deed and no action taken or omitted by the Security Trustee or any of the Beneficiaries in connection with any such Security Document or other means of payment shall discharge, reduce, prejudice or affect the liability of the Chargor nor shall the Security Trustee or any of the Beneficiaries be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Security Document or other means of payment.

14.3	New Accounts

Notwithstanding that any charge hereby created ceases to be continuing for any reason whatsoever the Security Trustee or any of the Beneficiaries may continue any account of the Chargor or other Security Provider or open one or more new accounts and the liability of the Chargor hereunder shall not in any manner be reduced or affected by any subsequent transaction or receipts or payments into or out of any such account.

14.4	Settlements Conditional

Any release, discharge or settlement between the Chargor and the Security Trustee shall be conditional upon no security, disposition or payment to the Security Trustee or any of the Beneficiaries by the Chargor or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Deed subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

14.5	No Release

The liability of the Chargor shall not be affected nor shall the charge hereby created be discharged or diminished by reason of:

(a)	the Incapacity or any change in the name, style or constitution of the Chargor or any other person liable; or

(b)	the Security Trustee or any of the Beneficiaries compounding with, discharging, releasing or varying the liability of or granting any time indulgence or concession to the Chargor or any other person or renewing, determining, varying or increasing any accommodation, facility or transaction in any manner whatsoever or concurring in accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Chargor or any other person; or

(c)	any act or omission which would not have discharged or affected the liability of the Chargor had it been principal debtor instead of guarantor or by anything done or omitted which but for this provision might operate to exonerate the Chargor.

14.6	Restriction of the Chargor’s Rights

Until all the Secured Obligations have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement or the discharge by any person of its liability) the Chargor agrees that without the prior written consent of the Security Trustee it will not:

(a)	exercise its rights of subrogation, reimbursement and indemnity against the Chargor or any other person;

(b)	save as otherwise permitted or not restricted in each of the Senior Finance Documents, the Refinancing Facilities Agreements and the Group Intercreditor Deed, demand or accept repayment in whole or in part of any obligations or liabilities now or hereafter due to the Chargor from any other Security Provider demand or accept any guarantee or any other document or instrument (including, without limitation, any other document or instrument creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind) in respect of such obligations or liabilities or dispose of the same;

(c)	take any step to enforce any right against any other Security Provider in respect of any such obligations or liabilities; or

(d)

claim any set-off or counter-claim in respect of any such obligations or liabilities against any other Security Provider or claim or prove in competition with the Security Trustee or any of the Beneficiaries in the bankruptcy, liquidation or administration of any other Security Provider or have the benefit of, or share in, any payment from or composition with any Security Provider or other Security Document now or hereafter held by the Security Trustee or any of the Beneficiaries for any obligations or liabilities of any Security

Provider but so that, if so directed by the Security Trustee, it will prove for the whole or any part of its claim in the liquidation of any other Security Provider on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Trustee and applied in or towards discharge of the Secured Obligations in accordance with the provisions of the Group Intercreditor Deed and the Security Trust Agreement.

14.7	Recoveries by the Chargor

If contrary to Clause 2.3 (No Security) or 14.6 (Restriction of the Chargors’ Rights) the Chargor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Trustee and shall be delivered to the Security Trustee on demand.

14.8	Treatment of “claims”

The Chargor hereby agrees not to assert or enforce (whether by or in a legal or equitable proceeding or otherwise) any “claims” (as defined in section 101(4) of the United States Bankruptcy Code) against the Chargor, whether arising under any applicable law or otherwise, to which the Chargor is or would be entitled. It is hereby acknowledged by the Security Trustee that this Clause 14.8 does not restrict the right of the Chargor to assert or enforce any “claims” against any other Security Provider to the extent that such “claims” arise after all the Security Providers have been released from all their respective obligations and liabilities hereunder.

15.	CURRENCIES

15.1	Conversion of Currencies

All moneys received or held by the Security Trustee or by a Receiver under this Deed at any time on or after the Enforcement Date in a currency other than a currency in which the Secured Obligations are denominated may from time to time be sold for such one or more of the currencies in which the Secured Obligations are denominated as the Security Trustee or Receiver considers necessary or desirable and the Chargor shall indemnify the Security Trustee against the full Sterling cost (including all costs, charges and expenses) properly incurred in relation to such sale. Neither the Security Trustee nor any Receiver shall have any liability to the Chargor in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

15.2	Currency Indemnity

No payment to the Security Trustee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Security Trustee shall have received payment in full in the currency in which such obligation or liability was incurred. To the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency the Security Trustee shall have a further separate cause of action against the Chargor and shall be entitled to enforce the charges hereby created to recover the amount of the shortfall.

16.	THE SECURITY TRUST AGREEMENT

The Chargor and the Security Trustee hereby acknowledges that the covenants of the Chargor contained in this Deed and the security and other rights, titles and interests constituted by this Deed and the Charged Assets and all other moneys, property and assets paid to the Security Trustee or held by the Security Trustee or received or recovered by the Security Trustee pursuant to or in connection with this Deed are held by the Security Trustee subject to and on the terms of the trusts declared in the Security Trust Agreement.

17.	MISCELLANEOUS

17.1	Exchange of Information

The Chargor hereby authorises the Security Trustee and the Beneficiaries to exchange between themselves any information concerning the Charged Assets unless such information is the subject of a duty of confidentiality on the part of the Security Trustee or any Beneficiary not to disclose such information.

17.2	Remedies Cumulative

No failure or delay on the part of the Security Trustee or any of the Beneficiaries to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

17.3	Representations and Warranties

The Chargor represents and warrants to the Security Trustee that:

(a)	Shareholders

it has as its shareholders those persons set out in Schedule 1 (Chargor) (with the percentage interest set out therein) and no others;

(b)	Assets charged

it has charged all or substantially all of the assets it owns pursuant to the provisions of this Deed; and

(c)	Repetition

the representation and warranty contained in Clause 17.3(b) shall be deemed to be repeated by the Chargor on the date on which all or any of the representations and warranties contained in clause 21 (Representations and Warranties) of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement, are deemed to be repeated pursuant to the relevant provisions thereof.

17.4	No Breach of Memorandum and Articles of Association

It is hereby certified by the Chargor that neither the execution of this Deed nor the creation of the charges contained in this Deed contravenes any of the provisions of the Memorandum and Articles of Association of the Chargor.

17.5	Statutory Power of Leasing

During the continuance of this security the statutory and any other powers of leasing, letting, entering into agreements for leases or lettings and accepting or agreeing to accept surrenders of leases or tenancies shall not be exercised by the Chargor in relation to the Charged Assets or any part thereof.

17.6	Successors

Any appointment or removal of a Receiver under Clause 9 (Appointment and Powers of Receiver or Administrator) and any consents under this Deed may be made or given in writing signed or sealed by any successor Security Trustee appointed pursuant to the terms of the Security Trust Agreement and their respective successors in title and accordingly the Chargor hereby irrevocably appoints each successor Security Trustee appointed pursuant to the Security Trust Agreement and their respective successors in title to be its attorney in the terms and for the purposes set out therein.

17.7	Consolidation

Section 93 Law of Property Act 1925 shall not apply to the security created by this Deed or to any security given to the Security Trustee or any of the Beneficiaries pursuant to this Deed.

17.8	Reorganisation

This Deed shall remain binding on the Chargor notwithstanding any change in the constitution of the Security Trustee or any Beneficiary or the absorption of the Security Trustee or any Beneficiary in, or amalgamation with, or the acquisition of all or part of its undertaking by, any other person, or any reconstruction or reorganisation of any kind. The security granted by this Deed shall remain valid and effective in all respects in favour of the Security Trustee as trustee for the Beneficiaries.

17.9	Unfettered Discretion

Save as otherwise provided herein any ability or power which may be exercised or any determination which may be made under this Deed by the Security Trustee or a Beneficiary may be exercised or made in its absolute and unfettered discretion and it shall not be obliged to give reasons therefor.

17.10	Provisions Severable

Each of the provisions of this Deed is severable and distinct from the others and if any one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.

17.11	Law of Property (Miscellaneous Provisions) Act 1989

For the purposes of the Law of Property (Miscellaneous Provisions) Act 1989 any provisions of any Senior Finance Document relating to any disposition of an interest in land shall be deemed to be incorporated in this Deed.

17.12	No Assignment by the Chargor

The Chargor may not assign or transfer any of its rights or obligations under this Deed.

17.13	Joint and Several Liabilities

The covenants, agreements, obligations and liabilities of the Chargor contained in this Deed or implied on their part are joint and several and shall be construed accordingly.

17.14	Liabilities Survive Deficiencies and Releases

The Chargor agrees to be bound by this Deed notwithstanding that any person intended to execute or to be bound by this Deed may not do so or may not be effectually bound and notwithstanding that any charges contained in this Deed may be terminated or released or may be or become invalid or unenforceable against any other person whether or not the deficiency is known to the Security Trustee or any of the Beneficiaries.

17.15	Letters of Non-crystallisation

The Security Trustee shall, at the request and cost of the Chargor, execute such letters of non-crystallisation as may be reasonably necessary to permit any Permitted Disposal of the Floating Charge Assets.

17.16	Release

Upon the satisfaction in full of all of the Secured Obligations and there no longer being any obligation on any Beneficiary to make any of the Secured Obligations available, then subject only to Clause 14.4 (Settlements Conditional), the Security Trustee shall, at the request and cost of the Chargor, execute and do all such deeds, acts and things as may be necessary to release the Charged Assets from the security constituted, and to reassign the property and assets assigned to the Security Trustee, hereby.

18.	NOTICES

18.1	Mode of Service

Any notice or demand for payment by the Security Trustee under this Deed shall, without prejudice to any other effective mode of making the same, be deemed to have been properly served on the Chargor in the manner and at the address set out in clause 20 (Notices) of the Group Intercreditor Deed.

18.2	Notices Conclusive

Any such notice or demand or any certificate as to the amount at any time secured by this Deed shall, save for manifest error, be conclusive and binding upon the Chargor if signed by an officer of the Security Trustee.

19.	LAW AND JURISDICTION

19.1	Governing Law

This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by English law.

19.2	Submission to Jurisdiction

The Chargor agrees for the benefit of the Security Trustee that any legal action or proceedings in connection with this Deed against the Chargor or any of their respective assets may be brought in the English courts. The Chargor irrevocably and unconditionally submits to the jurisdiction of such courts. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Security Trustee or any of the Beneficiaries to enforce any judgment obtained in any court referred to in this Clause 19.2 in any jurisdiction in which any of the assets of the Chargor are situated, nor shall the taking of proceedings in any one or more jurisdiction referred to in this Clause 19.2 preclude the taking of proceedings in any other such jurisdiction, whether concurrently or not.

19.3	Inconvenient Forum

The Chargor irrevocably waives any objection it may have now or hereafter to the laying of venue of any action or proceeding in any court or jurisdiction referred to in Clause 19.2 (Submission to Jurisdiction) and any claim it may have now or hereafter that any action or proceeding brought in such courts or jurisdiction has been brought in an inconvenient forum.

IN WITNESS whereof this Deed has been executed and delivered by or on behalf of the parties on the date stated at the beginning of this Deed.

SCHEDULE 1

CHARGOR

COMPANY NAME	COMPANY NUMBER	NAME OF SHAREHOLDER(S)	NO. OF SHARES
VMWH Limited	7531816	Telewest Communications Holdings Limited	632,001

SCHEDULE 2

NOTICES OF ASSIGNMENT/ACKNOWLEDGEMENTS

Part 1

Intercompany Indebtedness

Part 1A

Form of Notice of Assignment

To:       [specify relevant intercompany debtor]

[Date]

Dear Sirs,

We, VMWH Limited, hereby give you notice that:

1.	pursuant to a debenture dated [—] (the “Debenture”) (a copy of which is appended hereto) entered into by (inter alios) us in favour of [—] as security trustee for the Beneficiaries as therein defined (the “Security Trustee”) we have assigned the following assets to the Security Trustee:

(a)	all our present and future rights, title, benefits and interests in and under the loan agreements dated [specify] (the “Intercompany Loan Agreement(s)”);

(b)	all our present and future rights, title benefit and interest in and to all principal and interest payable under the Intercompany Loan Agreement(s) and any other amounts payable in respect thereof;

2.	the Security Trustee has agreed that, until such time as the Security Trustee notifies you to the contrary, we may continue to exercise all of our rights under the Intercompany Loan Agreement(s);

3.	upon the security granted by the Debenture becoming enforceable, we may not vary extend release determine or rescind any of the Intercompany Loan Agreement(s) or grant time for payment or indulgence or compound with discharge waive release set off or vary the liability of any other person thereunder or consent to any act or omission as would otherwise constitute a breach or concur in accepting or varying any compromise arrangement or settlement relating thereto or do or suffer any act or thing or permit any set off whereby the recovery of any moneys payable may be delayed or impeded;

4.	the authority and instructions herein contained cannot be revoked or varied by us without the prior written consent of the Security Trustee.

Please acknowledge receipt of this notice by signing the acknowledgement attached to the enclosed copy letter and returning the same to the Security Trustee.

Yours faithfully,

For and on behalf of
VMWH Limited

Authorised Officer

Part 1B

Form of Acknowledgement of Assignment

[To be attached to the Notice of Assignment]

To: [—]

[Date]

Dear Sirs,

1.	We refer to the notice of assignment issued to us by VMWH Limited.

2.	Unless the context otherwise requires, terms defined in, or incorporated by reference into, the Debenture (as defined below) shall bear the same meaning herein.

3.	We hereby:

(a)	acknowledge receipt of notice from VMWH Limited that, by a debenture dated [—] (the “Debenture”) and made between (inter alios) VMWH Limited and the Security Trustee, VMWH Limited has assigned to the Security Trustee all of its present and future rights, title, benefits and interests in and under the Intercompany Loan Agreement(s), as therein defined;

(b)	agree to, and accept, the making of such assignment;

(c)	undertake to the Security Trustee to accept as valid, and act upon and observe where required, any notices or demands given or made by the Security Trustee in respect of the Intercompany Loan Agreement(s) in place of VMWH Limited;

(d)	agree to deliver to the Security Trustee copies of all notices delivered by us to VMWH Limited;

(e)	acknowledge that the making of the assignment referred to above shall not affect the liability of VMWH Limited to perform all the obligations assumed by it under the Intercompany Loan Agreement(s) and that the Security Trustee shall have no obligations (whether in place of VMWH Limited or otherwise) in respect of the Intercompany Loan Agreement(s) except insofar as such obligations may arise as a result of the Security Trustee exercising any of those rights conferred upon it under any agreement between (inter alios) us and the Security Trustee relating to the Assigned Assets; and

(f)	confirm that we have not received any prior notice of assignment, transfer or charge in respect of VMWH Limited, rights, title, benefits and interests in and under the Intercompany Loan Agreement(s).

4.	This Acknowledgement shall be governed by, and construed in accordance with, English law.

Yours faithfully,

For and on behalf of

[—]

Authorised Officer

Part 2

Insurances

Part 2A

Form of Notice of Assignment

To: [insert name of insurer]

[Date]

Dear Sirs,

We, VMWH Limited, hereby give you notice that:

(i)	pursuant to a debenture dated [—] (the “Debenture”) we have charged and assigned to [ ] (as security trustee for the Beneficiaries referred to in the Debenture, the “Security Trustee”) all our rights, title, interests and benefits in, to or in respect of the insurance policies with you detailed in Part 1 of the Schedule attached hereto (the “Insurances”) including all claims and returns of premiums in respect thereof to which we are, or may at any future time become, entitled.

With effect from your receipt of this notice we hereby request and instruct that:

1.	you immediately name the Beneficiaries (details of whom are set out in Part 2 of the Schedule attached hereto) and the Security Trustee (in its capacity as security trustee) as loss payee in respect of each of the Insurances);

2.	upon the security granted by the Debenture in respect of the Insurances becoming enforceable (as notified to you by the Security Trustee):

(a)	all payments under or arising from the Insurances are to be made to the Security Trustee or to its order;

(b)	all remedies provided for in the Insurances or available at law or in equity are to be exercisable by the Security Trustee;

(c)	all rights to compel the performance of the Insurances are to be exercisable by the Security Trustee; and

(d)	all rights, title, interests and benefits whatsoever accruing to or the benefit of ourselves arising from the Insurances shall belong to the Security Trustee; and

3.	you give notice to the Security Trustee promptly in writing:

(a)	if we propose to cancel or give notice of cancellation of any Insurance, at least 30 days before such cancellation is to take effect;

(b)	of any material alteration or the termination or expiry of any such Insurance, at least 30 days before such alteration, termination or expiry is to take effect; and

(c)	of any default in the payment of any premium or failure to renew any such Insurance and shall give the Security Trustee not less than 30 days in which to pay the defaulted premium without cancelling the policy during such 30 days period.

Please confirm your receipt of this notice and your acknowledgement of the matters and instructions set out above by signing and dating the Acknowledgement of Assignment set out on the enclosed copy of this notice, and returning the same to the Security Trustee with a copy to ourselves.

Yours faithfully,

For and on behalf of

VMWH Limited

Authorised Officer

SCHEDULE

Part 1

Relevant Insurance Policies

None

Part 2

Beneficiaries

None

Part 2B

Form of Acknowledgement of Assignment

[To be attached to the Notice of Assignment]

To:	[—]
as Security Trustee

[Date]

Dear Sirs,

We hereby acknowledge receipt of a notice in the terms set out above (the “Notice”).

We confirm that we shall hereafter act in accordance with the Notice and that we have not received any other notice of any other third party interests whether by way of assignment or charge in respect of any of the Insurances.

We further confirm that no amendment or termination of any of the Insurances shall be effective unless we have given you [30] days’ prior written notice of our intention to so amend or terminate the same.

Yours faithfully,

(Authorised Signatory)

[INSURER]

Date:

SCHEDULE 3

DETAILS OF CHARGED LAND

Part 1

PART 1A

Registered Land

CHARGOR	ADDRESS	FREEHOLD / LEASEHOLD	TITLE NUMBER	TERM (IF LEASEHOLD)	DATE OF LEASE (IF LEASEHOLD)
N/A	N/A	N/A	N/A	N/A	N/A

PART 1B

Unregistered Land

The freehold/leasehold property known as and comprised in the following title deed(s) or other document(s) of title:

CHARGOR	ADDRESS	FREEHOLD/LEASEHOLD	DATE OF LEASE (IF LEASEHOLD)
N/A	N/A	N/A	N/A

SCHEDULE 4

REGISTERED, INTELLECTUAL PROPERTY RIGHTS

A.	UNITED KINGDOM TRADE MARKS

Mark	App./Reg. No.	App./Reg. Date	Class(es)	Proprietor	Status
N/A	N/A	N/A	N/A	N/A	N/A

B.	COMMUNITY TRADE MARKS

Mark	App./Reg. No.	App./Reg. Date	Class(es)	Proprietor	Status
N/A	N/A	N/A	N/A	N/A	N/A

EP PATENTS

PATENT NUMBER	TITLE	DATE OF FILING	STATUS
N/A	N/A	N/A	N/A

GB PATENTS

PATENT NUMBER	TITLE	DATE OF FILING	STATUS
N/A	N/A	N/A	N/A

SCHEDULE 5

INTERCOMPANY LOANS

Company name (Creditor)	Company name (Debtor)	Balances in GBP as at 31 March 2010

(US GAAP)
N/A	N/A	N/A

SIGNATORIES

The Chargor

EXECUTED as a DEED for and on behalf of VMWH LIMITED	) ) )
	)	By:	/s/ ROBERT GALE
		Name:	Robert Gale
		Title:	Director

In the presence of:

Witness’s signature:	/s/ OMAR NASAR

Name:	Omar Nasar

Address:	99 City Road

London

EC1Y 1AX

THE SECURITY TRUSTEE

DEUTSCHE BANK AG, LONDON BRANCH

By: /s/ Nicola Dawes

By: /s/ Craig Hoepfl

Address: Winchester House, 1 Great Winchester Street, London EC2N 2DB,United Kingdom

Fax Number:

Attention: Dawes/ Hoepfl